UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                        (Amendment No. 2)

                      CROWN CENTRAL PETROLEUM
                          (Name of Issuer)

                       CLASS B COMMON STOCK
                  (Title of Class of Securities)

                            228219309
                          (CUSIP Number)


Check the following box if a fee is being paid with this statement /_/. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

"The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 228219309           13G                Page 1 of 1 Page

1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          EIN 23-2858271
          SCHNEIDER CAPITAL MANAGEMENT, LP

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  /_/
                                                  (b)  /_/

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
          PENNSYLVANIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5    SOLE VOTING POWER
               256,900

     6    SHARED VOTING POWER
               None

     7    SOLE DISPOSITIVE POWER
               554,000

     8    SHARED DISPOSITIVE POWER
               None

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               554,000

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES /_/

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.72%

12   TYPE OF REPORTING PERSON
          IA

                      GENERAL INSTRUCTIONS

Item 1.
     (a)  Name of Issuer
               CROWN CENTRAL PETROLEUM

     (b)  Address of Issuer's Principal Executive Offices
               Crown Central Petroleum
               One N. Charles
               Baltimore, MD  21201

Item 2.

     (a)  Name of Person Filing
               Schneider Capital Management, L.P.

     (b)  Address of Principal Business Office or, if none,
          Residence
               480 E. Swedesford Rd., Suite 1080
               Wayne, PA 19087

     (c)  Citizenship
               UNITED STATES

     (d)  Title of Class of Securities
               CLASS B COMMON STOCK

     (e)  CUSIP Number
               228219309

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) /_/ Broker or Dealer registered under Section 15 of the Act

     (b)  /_/  Bank as defined in section 3(a)(6) of the Act

     (c) /_/ Insurance Company as defined in section 3(a)(19) o the Act

     (d) /_/ Investment Company registered under section 8 of the Investment Company Act

     (e) /x/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) /_/ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

     (g) /_/ Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  /_/  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership.
     (a)  Amount Beneficially Owned
               554,000

     (b)  Percent of Class
               10.72%

     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                    256,900

         (ii)  shared power to vote or to direct the vote
                    None

        (iii)  sole power to dispose or to direct the disposition
               of
                    554,000

         (iv) shared power to dispose or to direct the disposition of
                    None


Item 5.   Ownership of Five Percent or Less of a Class.
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_/.

Item 6.   Ownership of More than Five Percent on Behalf of
          Another Person.
                    None

Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on By the
          Parent Holding Company.
                    N/A

Item 8.   Identification and Classification of Members of the
          Group.
                    N/A

Item 9.   Notice of Dissolution of Group.
                    N/A

Item 10.  Certification.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   4/7/97
                                   Date

                                   GARY P. SOURA, JR.
                                   Signature

                                   GARY P. SOURA, JR.
                                   ASSISTANT VICE-PRESIDENT
                                   Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements of omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

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     FOR PURPOSES OF MAINTAINING CURRENT RECORDS ON THE COMMISSION'S EDGAR SYSTEM: Please note that the initial filing of Schedule 13G for this issuer was identical in all respects, with the exception of the information noted below:

                         COVER PAGE TO SCHEDULE 13G

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5    SOLE VOTING POWER
          257,000

7    SOLE DISPOSITIVE POWER
          332,000

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          332,000

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.4%

                         GENERAL INSTRUCTIONS

Item 4.   Ownership

     (a)  Amount Beneficially Owned
               332,000

     (b)  Percent of Class
               6.4%

     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                    257,000

        (iii)  sole power to dispose or to direct the disposition
                    of   332,000

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